EXHIBIT 10.1

LETTER OF COMMITMENT BETWEEN

York International Corporation

Unitary Products Group

&

PowerCold ComfortAir Solutions, Inc.

This Letter of Commitment ("Letter") is entered into this 9th day of August, 2004 ("Effective Date"), by and between York International Corporation, Unitary Products Group (“York”) and PowerCold ComfortAir Solutions, Inc. (“PowerCold”), which parties are collectively referred to herein as the "Companies."

PowerCold desires to use and promote the commercial HVAC products of York to specific customers and accounts, all in accordance with the terms of this Letter.

York agrees to supply equipment and provide other support to PowerCold in connection with certain customers and accounts, all in accordance with the terms of this Letter.

For and in consideration of Ten Dollars ($10.00), the mutual obligations as set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Companies hereby agree as follows:

1.

COMMITMENT.

1.1

PowerCold agrees that it will use its best commercial efforts to promote York commercial HVAC products ("York Products") for sale to the customers and accounts set out on the attached Exhibit "A" ("Target Customers") as amended or added to from time to time.

1.2

York agrees to provide PowerCold with York Products and related performance software for the Target Customers in accordance with the terms of this Letter. In addition, York agrees to provide PowerCold with promotional literature, specifications and electronic product presentations to the extent reasonably necessary to support PowerCold's promotion and utilization of York Products to the Target Customers.  York also agrees that it will provide plant tours for the Target Customers and will participate in joint sales calls with PowerCold to the Target Customers to the extent reasonably necessary to support PowerCold's promotion and utilization of York Products to the Target Customers.

2.

TERM.  Unless sooner terminated as set out below, this Letter shall be in effect for a period of five (5) years commencing on the Effective Date ("Term"). Every twelve (12) months following the Effective Date of this Letter, York and PowerCold will meet to review the previous year’s progress and formulate a joint business plan ("Plan") for the following year ("Business Year").  When developing the Plan for the following year, the Companies will discuss and negotiate in good faith.  This agreement may be terminated by either party with sixty (60) days written notice. All quotations, customer purchase orders, or open orders will be honored for six (6) months from the date of written notification of termination.  York will not sell direct to the Target Customers for six (6) months from the date of written notification of termination.

3.

DIRECT ACCESS.  Notwithstanding anything in this Letter, York shall have the right to maintain access to the Target Customers and the Target Customer's sales representatives and distributors to develop and maintain customer loyalty to York Products and to maintain an intimate understanding of the customer’s changing needs. It is also agreed that this Letter is not intended to limit or prohibit York's right to sell its products in any way and that York shall always have the right to sell its entire product line to all customers, except Target Customers, through existing or any other sales channels.  York does agree to notify PowerCold in advance of visiting any Target Customer and PowerCold may or may not attend the meeting based solely upon PowerCold’s discretion.

4.

MARKETING EFFORTS.  It is understood that PowerCold will maintain a product neutral stance in its HVAC business, pursuing the best alternative of product and service solutions for its customers. However, PowerCold agrees to exclusively sell York Products to the Target Customers.

5.

PRICING.  The pricing for the York Products to be sold by PowerCold in accordance with this Letter will be based upon, agreed to Target Customer price schedule, then current market levels and / or other competitive factors as determined by York.  On a customer specific basis and upon PowerCold's request, York will supply PowerCold with up-to-date pricing for York Products.  However, it is understood that in some instances a competitor may choose to engage in predatory pricing for specific Target Customers that may result in pricing below acceptable profit margins.  PowerCold will provide York Notice of such predatory pricing issues at which time the Companies will consult and attempt to negotiate an acceptable price for such Target Customer; provided, however that nothing shall obligate the Companies to negotiate a price which is less than that set in the first sentence of this Section 5.  The Companies' prior written approval is required for any price below accepted profit margins.  Except as set out above, the pricing for the York Products to PowerCold for the Target Customers shall be firm.

6.

SERVICE & INSTALLATION.  PowerCold has installation and service capabilities for York Products, which can be purchased from PowerCold by the Target Customers. The Companies will coordinate efforts to further develop and reduce life cycle costs using audit and commissioning services in combination with controls and monitoring. When necessary, and for the Term of this Letter, York shall provide training for PowerCold service technicians. Additionally, and for the Term of this Letter, York will provide consulting support when needed for the development of design competencies for the York Products.

7.

INTELLECTUAL PROPERTY.  It is further understood that as a result of this relationship PowerCold will obtain or develop knowledge of many HVAC control systems and products developed by York. This knowledge is, and will remain, the exclusive proprietary property of York. Except as otherwise required by applicable law, or judicial, administrative or governmental action, PowerCold agrees that it will not use or disclose to any third party in any way any Confidential Information of York.  For purposes of this Letter the term "Confidential Information" includes any business, marketing, promotional, or technical information of York provided by York or otherwise obtained by PowerCold.

It is likewise understood that PowerCold will expose to York confidential information in the normal course of doing business and that this information will remain the exclusive proprietary of PowerCold. Except as otherwise required by applicable law, or judicial, administrative or governmental action, York agrees that it will not use or disclose to any third party in any way any Confidential Information of PowerCold.

8.

AFTERMARKET PARTS.  For the Term of this Letter, aftermarket parts for York Products will be made available by York to PowerCold for those products bought and resold by PowerCold.

9.

TARGET CUSTOMERS.  Target Customers will be regularly evaluated by the Companies for their product sales potential.  PowerCold will establish target account plans. York will assist PowerCold as needed with advanced product and technical discussions to help secure business for York Products to the existing Target Customers as well as to evaluate potential new Target Customers. The Companies will, at a minimum, annually evaluate existing and potential customers when creating the Plan described in Section 2 of this Letter. The Companies must mutually agree to include a new Target Customer or to remove an existing Target Customer from the Target Customer listing in Exhibit "A".

10.

ARBITRATION AND MEDIATION.  In the event of a dispute, controversy, or claim (the "Dispute") arising between the Companies in connection with this Letter, any such Dispute shall be submitted to and settled by arbitration in the City of San Antonio, Texas, pursuant to the American Arbitration Association rules then in effect, unless prior to arbitration another location or mediation is mutually acceptable to the Companies. Any award rendered under arbitration shall be final and conclusive upon the parties, and the judgment thereon may be entered in the highest court of the forum (state or federal) having jurisdiction over the issues addressed in the arbitration. The expense of the arbitration shall be borne equally by the parties to the arbitration, provided that each party shall pay for and bear the cost of its own experts, evidence, and attorneys fees, except that, in the discretion of the arbitrator, any award may include the cost of a party's counsel and/or its share of the expenses of arbitration, if the arbitrator expressly determines that an award of such costs is appropriate to a party whose position prevails in such arbitration.  To submit a matter to arbitration or mediation, the party seeking redress ("Plaintiff") shall provide Notice in writing to the party against whom such redress is sought ("Defendant").  The Notice shall describe the nature of such claim, the provision of this Letter allegedly violated by the Defendant, and the material facts surrounding such claim. Unless expressly prohibited by the American Arbitration Association rules, the Plaintiff shall appoint one arbitrator and the Defendant shall appoint one arbitrator. The Companies shall appoint such arbitrators within thirty (30) days of the date of the foregoing described Notice. Within thirty (30) days of appointment, such arbitrators shall appoint a third arbitrator.  Within thirty (30) days of the appointment of the foregoing described arbitrators, the Companies shall hold an arbitration hearing before such arbitrators.  Unless expressly prohibited by the rules for the American Arbitration Association, at such arbitration hearing the Texas Rules of Evidence shall control the admissibility of evidence. Within ten (10) days of the conclusion of such arbitration hearing, the arbitrators shall render a written decision. The decision of the arbitrators shall be binding upon the Plaintiff and Defendant and after the completion of such arbitration, the Plaintiff or Defendant may institute litigation for the sole purpose of enforcing the determination of the arbitration hearing. The above notwithstanding, any party seeking redress for a Dispute shall always have the right to obtain temporary injunctive relief, if necessary, without first submitting the Dispute to arbitration hereunder.

11.

NOTICES.  Any notices to be given hereunder shall be given in writing by placing the notice in the United States mail, certified or registered, properly stamped and addressed to the address shown below or such other addresses as the respective party may direct in writing to the other, by facsimile, by overnight delivery service, or by personal delivery to such address ("Notice").  Each party is responsible for assuring that the information provided in this section is kept current.  Notice shall be deemed effective if it is sent to the address provided in this section, or to the address subsequently amended by the party receiving such Notice. Additionally, Notice is deemed effective, upon such placing in the mail—return receipt requested—on the next business day following delivery and acceptance; on the next business day following delivery by facsimile or any overnight delivery service; or upon the actual delivery date if by personal delivery:

If to York:

Mark Ritz

National Account Sales manager

York International

5005 York Drive

Norman, OK 73069

405-419-6537

405-419-6408 (fax)

If to PowerCold:

Mr. Robert Yoho

President

12345 Starkey Road, Suite A

Largo, Florida  33773

727-327-1778

727-327-1887 (fax)

12.

ENTIRE AGREEMENT.  This Letter embodies the entire agreement and is an integration of the agreement and understanding between the Companies. It supersedes all prior agreements and understandings, if any, relating to the subject matter hereof. Any representation, promise or condition, whether written or oral, not specifically incorporated herein shall not be binding upon the Companies.

13.

SEVERABILITY AND GOVERNING LAW.  If any section or clause of this Letter should be found unenforceable, it shall be severed from the Letter and the remaining sections and clauses shall be enforced in accordance with the intent of this Letter. Texas law shall govern the validity and interpretation of this Letter.

14.

MODIFICATION.  This Letter cannot be amended, modified or supplemented except by a writing executed by the Companies. No waiver of any provision of this Letter shall be binding in any event, unless executed in writing by the party making the waiver.

15.

AUTHORITY.  The Companies hereby acknowledge, represent and warrant that they have the requisite power and authority to execute this Letter.

16.

COUNTERPARTS.  This Letter may be executed in one or more identical counterparts, and when the Companies have signed this Letter, each counterpart shall constitute for all purposes a duplicate original. All of the counterparts collectively shall constitute one agreement.

17.

DESCRIPTIVE HEADINGS.  The descriptive headings of the various sections and subsections of this Letter are inserted for convenience and reference only and do not constitute a part of this Letter, and no inference is to be drawn from such headings.

18.

CONFIDENTIALITY.  York and PowerCold agree not to disclose or make available for use for any purpose other than for the sale of their respective Products any of the Companies proprietary information, including, information relating to the Products or to the operations or business of the Companies, and agrees to provide reasonable security measures to prevent unauthorized persons from obtaining any such information. York and PowerCold shall not, directly or indirectly, or any individual, officer, director, employee, agent, affiliate, subsidiary, licensee, transferee, or recipient of proprietary information or principal of another manufacturing or related business firm, use the proprietary information, by any means whatsoever, within a five-year (5) period immediately subsequent to this Letter of Commitment. York and PowerCold shall have no license or other rights to the others proprietary information nor is any granted or implied hereby. During the term of this Letter of Commitment and for the period of five (5) years hereafter, York and PowerCold will not, directly or indirectly, solicit the employment of or employ, for itself or for any other person or business, any other employee or any person who was an employee at any time during the five (5) year period preceding the termination of this Letter of Commitment.

19.

GOVERNING LAW.  This Letter of Commitment shall be governed by and construed in accordance with the laws of the State of Texas applicable to agreements made and to be entirely performed within such State. Any controversy arising out of, connected to, or relating to any matters herein of the transactions between York and PowerCold and its Affiliates (including for purposes of arbitration, officers, directors, employees, controlling persons, affiliates, professional advisors, agents or promoters of the respect Companies and its Affiliates), on behalf of the undersigned, or this Letter of Commitment, or the breach thereof, including, but not limited to any claims or violations of Federal and/or State Securities Acts, Banking Statutes, Consumer Protection Statutes, Federal and/or State anti-racketeering (e.g. RICO) claims as well as any common law claims and any State Law claims of fraud, negligence, negligent misrepresentations, conversion, unlawful termination, shall be settled by arbitration; and in accordance with this paragraph and judgment on the arbitrator's award may be entered in any court having jurisdiction thereof in accordance with the provisions of  the State of Texas.

York International Corporation

PowerCold ComfortAir Solutions, Inc.

Unitary products Group

By:

By:

Its: Vice – President- National Account

Its:

President

Date:

Date:

Approved: PowerCold Corporation

By:

Its:

Corporate Secretary

Date: